OVB ANNOUNCES AGREEMENT TO ACQUIRE AREA BANK

For release
Thursday, April 9, 1998
Contact: Bryna Butler or Phillis Wilcoxon
1-800-468-6682 or 446-2631

     Several exciting announcements were made at the Ohio Valley Banc Corp Annual Shareholders Meeting held last Wednesday at the historic Ariel Theatre in Gallipolis, Ohio.
     James L. Dailey, chairman and chief executive officer of Ohio Valley Bank, announced the agreement to acquire The Jackson Savings Bank located in Jackson, Ohio. The OVB Board of Directors approved the execution of a Definitive Purchase Agreement for Ohio Valley Banc Corp. to acquire The Jackson Savings Bank earlier Wednesday afternoon.
     The purchase is subject to certain conditions, including the approval of Jackson Savings Bank shareholders and regulatory authorities. Under the terms of the Agreement, each of the 19,400 shares of Jackson Savings Bank will be exchanged for a number of Ohio Valley Banc Corp. common shares with a total market value equal to $163.09.
     Jackson Savings Bank, a state-chartered, FDIC insured savings bank with total assets of $15.5 million and shareholders equity of $2.7 million as of March 31, 1998 will be operated as a wholly-owned subsidiary of Ohio Valley Banc Corp. The Board of Directors expects to close the Jackson Savings Bank transaction in the third quarter of 1998.
     "We are very pleased to enter into this agreement with Ohio Valley Bank. We believe this transaction will be beneficial to our shareholders, customers and employees," said Harold A. Howe, President of The Jackson Savings Bank, referring to OVB's recent agreement to acquire the Bank. "Our customers will benefit from a broader range of products and services while still being served by The Jackson Savings Bank employees they have come to know and trust. We believe that our affiliation with a larger entity will enable Jackson Savings Bank to compete more effectively in the years ahead."
     Dailey also announced Ohio Valley Bank's plans to open its third SuperBank office, which will be located in the Big Bend Foodland store on West Main Street in Pomeroy, Ohio. The Office, expected to open in the third quarter of 1998, will offer full service banking seven days a week.
     For the fifth straight year, Ohio Valley Banc Corp. declared a stock split and a cash dividend increase. OVB Chairman and Chief Executive Officer James L. Dailey made the announcement at the conclusion of the Company's annual shareholders' meeting. The board of directors declared a stock split of 50%. Shareholders on the record date of April 20, 1998 will receive one new share for each two shares of common stock owned. The cash dividend, adjusted for the stock split, was increased from $.13 to $.14 per share; raising the quarterly cash dividend 5.66%.
     Ohio Valley Banc Corp. is a one bank holding company operating Ohio Valley Bank with offices in Gallia, Jackson, Pike and Franklin counties in Ohio and Point Pleasant, W.Va. The Banc Corp. also has consumer finance offices in Gallipolis, Jackson and South Point, Ohio operating under the name of Loan Central. Ohio Valley Banc Corp. common stock is traded on NASDAQ under the symbol OVBC.